Exhibit 10.16
TRANSLATION FOR REFERENCE ONLY

TRADEMARK LICENSE AGREEMENT

Between
Dalian Haihui Sci-Tech Co., Ltd.
And
Dalian Haihui Software Training Center
Regarding
Word Trademark (Haihui)
Dated as of January 23, 2008

TRANSLATION FOR REFERENCE ONLY
Trademark License Agreement
This Trademark License Agreement (this “Agreement”) is made on January 23, 2008 in Dalian, the People’s Republic of China (“PRC”), by and between the following two parties:
Dalian Haihui Sci-Tech Co., Ltd., a company limited by shares incorporated under the laws of PRC, with its registered address at No. 35 Lixian Street, Dalian, PRC (the “Licensor”); and
Dalian Haihui Software Training Center, a private non-enterprise entity established under the laws of PRC, with its legal address at No. 35 Lixian Street, Dalian, PRC (the “Licensee”).
(In this Agreement, the above parties are referred to collectively as the “Parties” and individually as a “Party”.)
WHEREAS:
1.	The Licensor is the current promoter of the Licensee;

2.	Pursuant to the Binding Memorandum of Understanding (the “Memorandum”) dated September 30, 2007 made by and among the Licensor, Yuanming Li (PRC ID Card No.: 21021119560326581x), HiSoft Technology (Dalian) Co., Ltd. (a company incorporated under the laws of PRC, with its registered address at No. 33 Lixian Street, Dalian High-Tech Industrial Zone), and HiSoft Technology International Limited (a company incorporated under the laws of Cayman Islands, with its registered address at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands), the Licensor agrees to change the Licensee’s promoter to a third party designated by Yuanming Li and license the Licensee to use the Licensed Trademarks (as defined below);

3.	The Licensor is the registrant of the Licensed Trademarks, has the ownership of the Licensed Trademarks within the territory of PRC and is willing to license the Licensee to use such trademarks;

4.	The Licensee wishes to use the Licensed Trademarks in its business activities.
NOW, THEREFORE, through friendly consultations, the Licensor and the Licensee hereby agree on the license of the trademarks as follows:
ARTICLE 1 DEFINITIONS
Unless otherwise specified in writing by the Parties, the following terms used in this Agreement shall have the meanings defined herein:

“this Agreement”	means this Trademark License Agreement, and any amendments, supplements or other modifications made thereto from time to time in accordance with the terms of this Agreement.
Trademark License Agreement

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“Licensed Trademarks”	means the word trademarks containing the word (Haihui) as specified in the trademark registration certificates listed in Appendix 1 hereof (in the specific categories set forth in such trademark registration certificates); such trademarks have been filed and registered with the Trademark Office of PRC and licensed by the Licensor in accordance with this Agreement to the Licensee to use in connection with provision of the designated services within the Licensed Term (as defined below) in the Licensed Territory (as defined below).

“Licensed Services”	means trainings in respect of computer science and relevant knowledge and computer operation and application operated, developed and carried out by the Licensee currently and within the effective term of this Agreement, and other business fields as the Parties may agree upon otherwise in writing from time to time within the Licensed Term.

“Licensed Term”	means the period of five (5) years from the effective date of this Agreement.

“Licensed Territory”	means the PRC.

“PRC”	means the People’s Republic of China, for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.
ARTICLE 2 LICENSE OF USE
2.1	In accordance with the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee, in respect of the Licensed Trademarks, a non-exclusive license to use such Licensed Trademarks within the Licensed Term, in the Licensed Territory, in order for the provision of the Licensed Services and for purpose of carrying out trainings with respect to computer science and relevant knowledge and computer operation and application.

2.2	Unless otherwise agreed by the Licensor, the Licensee shall not, directly or indirectly, use or authorize others to use the Licensed Trademarks in any place outside the Licensed Territory.

2.3	After the Licensor has granted the Licensee the right to use the Licensed Trademarks, the Licensor shall remain the owner of the Licensed Trademarks and have the right to use the Licensed Trademarks in accordance with laws.
ARTICLE 3 LICENSE FEE
The Licensee is not required to pay the Licensor any license fee for its use of the Licensed Trademarks in accordance with this Agreement within the Licensed Term.
ARTICLE 4 UNDERTAKING BY THE LICENSEE
Trademark License Agreement

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The Licensee hereby irrevocably undertakes to the Licensor as follows:
(1)	the Licensee shall indicate its corporate name and service location in the services using the Licensed Trademarks;

(2)	the Licensee shall not discretionarily change the wording of the Licensed Trademarks, and shall not use the Licensed Trademarks beyond the scope expressly licensed hereunder;

(3)	without the authorization of the Licensor, the Licensee shall not, in any manner or for any cause, license any third party to use the Licensed Trademarks, regardless of whether the Licensee will benefit from such act;

(4)	upon request of the Licensor, the Licensee shall provide the Licensor with all assistance required in connection with the registration/filing with relevant governmental authority and the subsequent maintenance of such registration/filing;

(5)	in carrying out any and all business activities using the Licensed Trademarks, the Licensee shall endeavor to maintain the reputation and image of the Licensed Trademarks, as to be desirable to upgrade the intangible asset value of such Trademarks;

(6)	within the Licensed Term under this Agreement, the Licensee shall use the Licensed Trademarks only in the provision of the Licensed Services prescribed hereunder and in such manner and form as required by the Licensor; and

(7)	in case of any loss incurred to the Licensor due to any breach of the aforementioned undertakings by the Licensee, the Licensee shall immediately and fully indemnify the Licensor for such loss suffered by the Licensor.
ARTICLE 5 TRADEMARK PROTECTION
5.1	Except for the right of use granted by the Licensor to the Licensee pursuant to this Agreement, the Licensee shall not have, nor is it entitled to, any claim for any right or interest against the Licensed Trademarks.

5.2	The Licensee shall not imitate the Licensed Trademarks or use any name, mark, logo, design, sign, symbol, badge or slogan which is easily confused with the Licensed Trademarks.

5.3	Whenever the Licensee finds any act of any third party which constitutes an intellectual property right infringement, counterfeit or unfair competition to the Licensed Trademarks, the Licensee shall notify the Licensor of such situation immediately and provide assistance as required by the Licensor when the Licensor initiates a lawsuit or claim against such infringement or other acts.

5.4	Any legal action for protection of the Licensed Trademarks shall be taken by the Licensor. Unless a prior written consent of the Licensor is obtained, the Licensee shall not initiate lawsuit against any third party for any trademark infringement or the alleged trademark infringement by such third party, nor shall the Licensee reach settlement or concession with such third party in any claim or legal proceeding in respect thereof. For any threat, litigation, legal proceeding, claim or demand raised by any third party regarding the Licensed Trademarks, the Licensee shall notify the Licensor immediately. Upon request of
Trademark License Agreement

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the Licensor, the Licensee shall provide the Licensor with all reasonable assistance and cooperation.
ARTICLE 6 TERM OF THE AGREEMENT
The Parties hereby confirm that this Agreement shall become effective upon duly execution by the Parties and the effectiveness of this Agreement shall retrospect to January 1, 2008; unless terminated in accordance with Article 9, this Agreement shall be valid for a term of five (5) years from the effective date.
ARTICLE 7 CONFIDENTIALITY OBLIGATIONS
Unless the Parties agree otherwise in writing, either Party shall not directly or indirectly disclose to any third party, or allow others to disclose to any third party, the following: (i) the existence and the contents of this Agreement or any discussion on the transactions contemplated herein; (ii) any term or condition hereof or any aspect of the transactions contemplated herein; or (iii) the implementation of this Agreement; however, except for disclosure made (a) to any advisor, agent, shareholder, limited partner, director or officer of a Party, (b) to any financial institution or bank whose consent or provision of funding is required in relation to the transactions contemplated herein, (c) to the shareholders of either Party, (d) as mandatorily required by judicial and administrative proceedings or other laws, and (e) as required by any governmental authority, regulatory body or stock exchange with competent jurisdiction over a Party (or its parent company) or the transactions contemplated herein.
ARTICLE 8 NOTICES
8.1	Any notice, request, demand and other correspondences made as required by or in accordance with this Agreement shall be made in writing and delivered to the relevant Party via facsimile, hand or mail delivery.

To Licensor:

To: Dalian Haihui Sci-Tech Co., Ltd.
C/O: HiSoft Technology (Dalian) Co., Ltd.
Attention: Wei Zhang
Mailing Address: No. 33 Lixian Street, Dalian High-Tech Industrial Zone, 116023
Facsimile: 0411-84791350

To Licensee

To: Dalian Haihui Software Training Center Attention: Yuanming Li Mailing Address: No. 35 Lixian Street, Dalian High-Tech Industrial Zone, 116023 Facsimile: 0411-84792822

8.2	The aforesaid notices or other communications shall be deemed to have been given: upon delivery if sent by facsimile; upon receipt if personally delivered; three (3) days following
Trademark License Agreement

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dispatch if sent by mail.
ARTICLE 9 TERMINATION OR RESCISSION
9.1	The Parties hereby confirm that this Agreement is executed and performed in accordance with the Memorandum. The Licensee hereby confirms that it fully understands the contents of the Memorandum and agrees that, in case Yuanming Li commits any breach of the Memorandum, the Licensor may immediately require a suspension or early termination of the trademark license arrangement contained under this Agreement. If any party to the Memorandum breaches the Memorandum or this Agreement, or any transaction contemplated under the Memorandum is not completed by the end of March 31, 2008, this Agreement shall become rescinded automatically and the Parties agree to take all necessary actions to cancel and revoke all completed or ongoing transactions, unless (i) the Parties agree otherwise in writing, (ii) the Memorandum expressly stipulates otherwise, or (iii) the parties to the Memorandum agree, in writing, to continue the arrangement of this Agreement.

9.2	During the Term of this Agreement, the Licensee may terminate this Agreement in advance by giving a 5-day prior written notice to the Licensor.

9.3	Once this Agreement becomes expired or terminated:
(a)	the Licensee shall immediately lose the right to use the Licensed Trademarks and remove the Licensed Trademarks from its business place, assets, advertisements, publicity brochures and other items used by the Licensee.

If the Licensee fails to remove the Licensed Trademarks in accordance with this Article 9.3(a) within thirty (30) days following the expiration or termination of this Agreement, to the extent that the Licensor will not cause other damage to the business place of the Licensee, by accessing the Licensee’s business place through a properly authorized agent, the Licensor may take certain actions to ensure that the use of the Licensed Trademarks is ceased, including removal, change or disposal of any tangible items containing the Licensed Trademarks, at the costs of the Licensee.

(b)	The Licensee shall execute all documents in connection with the cease of use of the Licensed Trademarks, as may be required by the Licensor, including the cancellation of applicable registration with the appropriate PRC competent authority. Unless this Agreement is terminated due to any breach by the Licensor, the Licensee shall pay the expenses and fees incurred therefrom, except for the legal fees of the Licensor.
ARTICLE 10 DEFAULT LIABILITIES
10.1	The Parties agree and confirm that, if any Party (the “Defaulting Party”) materially breaches any of the agreements made hereunder, or materially fails to perform any of the obligations hereunder, such a breach shall constitute a default under this Agreement (a “Default”), then the non-defaulting Party whose interest is damaged thereby shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days following the non-defaulting Party notifying the Defaulting Party in writing and requiring it to rectify
Trademark License Agreement

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the Default, then the non-defaulting Party shall have the right, at its own discretion, to (1) terminate this Agreement and require the Defaulting Party to indemnify it fully against the damage; or (2) demand the continuance of the performance of the Defaulting Party’s obligations hereunder and require the Defaulting Party to indemnify it fully against the damage.
10.2	The Licensee shall indemnify and hold the Licensor (including its directors, employees, agents and officers) harmless from any losses, expenses, damages, liabilities, penalties, litigations, claims, obligations, punishment, requirements or judicial proceeding (criminal or civil), including legal fees borne by the Licensor, suffered by the Licensor due to the following reasons (except where it is attributable to the default or fault of the Licensor):
(a)	any default or fault of the Licensee or its agents or employees which is related to the Licensed Services of the Licensee;

(b)	violation by the Licensee of the provisions hereof governing the use of the Licensed Trademarks.
10.3	The Licensor shall indemnify and hold the Licensee (including its directors, employees, agents and officers) harmless from any losses, expenses, damages, liabilities, penalties, litigation, claims, obligations, punishment, demand or judicial proceeding (criminal or civil), including legal fees borne by the Licensee, suffered by the Licensee due to the following reasons (except where it is attributable to the default or fault of the Licensee):
(a)	breach by the Licensor of this Agreement causing the objective of this Agreement unattainable;

(b)	claim against the Licensee made by a third party with respect to trademark infringement.
10.4	Notwithstanding any other provisions contained herein, the validity of this Article 10 shall not be affected by the suspension or termination of this Agreement.
ARTICLE 11 FORCE MAJEURE
In the event of earthquake, typhoon, flood, fire, war, computer virus, loophole in the design of tooling software, internet system encountering hacker’s invasion, change of policies or laws, and other unforeseeable or unpreventable or unavoidable event of force majeure, which directly prevents a Party from performing this Agreement or performing the same on the agreed condition, the Party encountering such force majeure event shall forthwith issue a notice by facsimile and, within thirty (30) days, present evidence showing the details of such force majeure event and the reasons for which this Agreement is unable to be performed or is required to be postponed in its performance, and such evidence shall be issued by the notarization office of the area where such force majeure event takes place. The Parties shall consult each other and decide whether this Agreement shall be waived in part or postponed in its performance in accordance with the impact of such force majeure event on the performance of this Agreement. No Party shall be liable to compensate for the economic losses brought to the other Party by the force majeure event.
ARTICLE 12 MISCELLANEOUS
Trademark License Agreement

TRANSLATION FOR REFERENCE ONLY
12.1	This Agreement shall be prepared in the Chinese language in five (5) original copies; each Party shall hold two (2) copies and one (1) copy shall be submitted to the Trademark Office. The Parties may prepare additional original copies of this Agreement in addition to the aforementioned copies in order to complete the registration formality for the trademarks specified hereunder.

12.2	The formation, validity, execution, amendment, interpretation and termination of this Agreement shall be subject to the PRC Laws.

12.3	Any dispute or difference in connection with this Agreement shall be settled in accordance with the laws of PRC, and shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with the then effective arbitration rules of CIETAC. The arbitration tribunal shall consist of three (3) arbitrators familiar with applicable corporate and commercial legal affairs. One (1) arbitrator shall be appointed by the Licensor, one (1) arbitrator shall be appointed by the Licensee and one (1) arbitrator shall be appointed by CIETAC chairman as jointly entrusted by the Licensor and the Licensee in accordance with applicable CIETAC rules. The arbitral award shall be final and binding upon the Parties.

12.4	Any rights, powers and remedies empowered to any Party by any provisions herein shall not preclude any other rights, powers and remedies such Party is entitled to in accordance with laws and other provisions under this Agreement, and the exercise of its rights, powers and remedies by a Party shall not preclude the exercise of other rights, powers and remedies such Party is entitled to.

12.5	Any failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with laws (the “Party’s Rights”) shall not lead to a waiver of such rights, and the waiver of any single or part of the Party’s Rights shall not preclude such Party from exercising such rights in other method or from exercising the remaining part of the Party’s Rights.

12.6	The headings of the Articles contained herein shall be used for reference only, and in no circumstances shall such headings be used in or affect the interpretation of the provisions hereof.

12.7	Each provision contained herein shall be severable and independent from each other, and if at any time any single or more articles herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.

12.8	This Agreement and the Memorandum shall constitute the entire agreement between the Parties with respect to the trademark license. Any intention, understanding, discussion, representation, guarantee, undertaking or covenant (whether express or implied, written or oral) made by a Party or its agent to the other Party or its agent with respect to the transaction shall be replaced by this Agreement and the Memorandum. Any amendments or supplements to this Agreement shall be made in writing and shall take effect only when properly signed by the Parties hereto.

12.9	Neither Party shall assign any of its rights and/or obligations hereunder to any party other than the Parties hereto without the prior written consent of the other Party.
Trademark License Agreement

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12.10	This Agreement shall be binding on the legal successors of the Parties.

12.11	The relationship between the Parties under this Agreement shall be limited to the Licensor- Licensee relationship, and the Licensee is not the agent or representative of the Licensor.
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Trademark License Agreement

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[Execution Page]
IN WITNESS WHEREOF, the Parties have executed this Trademark License Agreement as of the date first above written.

Dalian Haihui Sci-Tech Co., Ltd. [COMPANY SEAL]
By:	/s/ Jiuchang Wang
	Name:	Jiuchang Wang
	Title:	Authorized Representative

Dalian Haihui Software Training Center [COMPANY SEAL]
By:	/s/ Yuanming Li
	Name:	Yuanming Li
	Title:	Legal Representative
Trademark License Agreement

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Appendix 1
Copy of the Trademark Registration Certificates

No. 3624742	No. 3624743

Trademark Registration Certificate	Trademark Registration Certificate

(Haihui)	(Haihui)

Verified Services (Category No. 42)

Computer programming, computer software design, computer software update, computer software maintenance, duplication of computer programs, conversion of physical data and documents to electronic media, installation of computer software, creation and maintenance of websites for others, data conversion of computer programs and data (non-physical conversion) (the end)
Verified Trademark Commodities (Category No. 9)

Calculating disks, calculating machines, data processing equipment, disks (magnetic), word processing equipment, computer software (recorded); computer software, disks, computer programs, and floppy disks (the end)

Registrant: Dalian Haihui Sci-Tech Co., Ltd.	Registrant: Dalian Haihui Sci-Tech Co., Ltd.

Registered Address: No. 35 Lixian Street, Ganjingzi District, Dalian, Liaoning (Dalian High-Tech Industrial Zone)	Registered Address: No. 35 Lixian Street, Ganjingzi District, Dalian, Liaoning (Dalian High-Tech Industrial Zone)

Registration Valid Term: August 14, 2005 to August 13, 2015	Registration Valid Term: February 7, 2005 to February 6, 2015

Issued by Bureau Chief: /s/ Qinhu An	Issued by Bureau Chief: /s/ Qinhu An

[seal of the Trademark Bureau of the State Administration for Industry and Commerce of PRC]	[seal of the Trademark Bureau of the State Administration for Industry and Commerce of PRC]
Trademark License Agreement